--------                                        -----------------------------
 FORM 4                                                  OMB APPROVAL
--------                                        -----------------------------
----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ardsley Advisory Partners
- ---------------------------------------------------
   (Last)           (First)            (Middle)

   262 Harbor Drive
- ----------------------------------------------------
                    (Street)

   Stamford           CT                  06902
- ----------------------------------------------------
   (City)           (State)               (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    OM Group, Inc. (OMG)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   02/04/03-02/05/2003
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------


TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of    2. Trans-    2A. Deemed    3. Trans-    4. Securities Acquired
   Security       action        Execution    action       (A) or Disposed of (D)
   (Instr. 3)     Date          Date, if     Code         (Instr. 3, 4 and 5)
                  (Month/       any (Month/  (Instr. 8)  ----------------------
                  Day/          Day/         ----------  Amount  (A) or  Price
                  Year)         Year)         Code   V           (D)


----------------------------------------------------------------------------
----------------------------------------------------------------------------
OM Group Inc., Common Stock,
$0.01 par value
per share
("Common Stock")  02/04/03                  P         50,000     A    $8.6556
----------------------------------------------------------------------------
Common Stock      02/05/03                  P         50,000 V    A    $8.42
----------------------------------------------------------------------------

5. Amount of        6. Ownership        7. Nature of
   Securities          Form: Direct        Indirect
   Beneficially        (D) or Indirect     Beneficial
   Owned following     (I) (Instr. 4)      Ownership
   Reported                                (Instr. 4)
   Transactions
   (Instr. 3
      and 4)
----------------------------------------------------------------------------
   4,054,200            I(1)(2)                (1)(2)
----------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
1. Title of Derivative  2. Conver-  3. Transac-  4. Transac-  5. Number of
   Security (Instr. 3)     sion or     tion Date    tion Code    Derivative
                           Exercise    (Month/      (Instr. 8)   Securities
                           Price of     Day/      ------------   Acquired (A)
                           Deriv-       Year)      Code   V      or Disposed
                           ative                                 of (D) (Instr.
                           Security                              3, 4, and 5)
                                                                 -------------
                                                                  (A)     (D)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
6. Date Exer-      7. Title and Amount       8. Price of
   cisable and        of Underlying             Derivative
   Expiration Date    Securities                Security
   (Month/Day/        (Instr. 3 and 4)          (Instr. 5)
   Year)             -------------------
-----------------            Amount or
Date     Expira-      Title  Number of
Exer-    tion                Shares
cisable  Date
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------
9. Number of        10. Ownership        11. Nature of
   Derivative           Form of              Indirect
   Securities           Derivative           Beneficial
   Beneficially         Security:            Ownership
   Owned at             Direct (D) or        (Instr. 4)
   End of Month         Indirect (I)
   (Instr. 4)           (Instr. 4)
----------------------------------------------------------------------------
----------------------------------------------------------------------------

----------------------------------------------------------------------------


Explanation of Responses

(1) The shares of Common Stock to which this note relates are held directly by Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), as to 1,175,000 shares; Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), as to 1,025,000 shares; Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, ("Ardsley Institutional"), as to 535,000 shares; Augusta Partners L.P. a Delaware limited partnership ("Augusta"), as to 515,000 shares; Philip J. Hempleman, the managing partner of Ardsley Advisory Partners and the general partner of Ardsley Partners I as to 470,000 shares; the Carter Hempleman Trust ("Carter Trust"), as to 92,000 shares; the Spencer
     Hempleman Trust ("Spencer Trust"), as to 92,200 shares; the Hempleman Family Trust ("Family Trust"), as to 100,000 shares; and Marion Lynton ("Lynton") as to 50,000 shares.

(2) Ardsley Advisory Partners serves as investment manager to, and has investment discretion over the securities held by Ardsley Offshore and the Lynton account. Ardsley Advisory Partners also serves as a non-managing member of Augusta Management L.L.C., the investment advisor to Augusta and has investment discretion over the securities held by Augusta. Ardsley Partners I serves as the general partner of, and has investment discretion over the securities held by Ardsley Fund II and Ardsley Institutional. Ardsley Partners I also serves as the general partner of Ardsley Advisory Partners. Philip Hempleman serves as trustee to and has discretion over the securities held by the Carter Trust, the Spencer Trust and the Family Trust. Ardsley Advisory Partners and Ardsley Partners I each disclaim any beneficial ownership of any of the Issuer's securities to which this Form 4 relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to such securities representing in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2).

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                 ARDSLEY ADVISORY PARTNERS

                                   /s/ Philip J. Hempleman             02/06/03
                                 ---------------------------------     --------
                                    Name: Philip J. Hempleman            Date
                                    Title: Managing Partner

                             Joint Filer Information

Name:  Ardsley Partners Fund II, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature: Ardsley Partners Fund II, L.P.

                  By: Ardsley Partners I, its general partner
                  By:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: General Partner

Name: Ardsley Partners Institutional Fund, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature: Ardsley Partners Institutional Fund, L.P.

                  By: Ardsley Partners I, its general partner
                  By:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: General Partner

Name:  Ardsley Partners I
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature: Ardsley Partners I

                  By:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: General Partner

Name: Philip J. Hempleman
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature:             /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman

Name: Carter Hempleman Trust
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature:        Carter Hempleman Trust

                  BY:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: Trustee

Name: Spencer Hempleman Trust
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03
Signature:        Spencer Hempleman Trust

                  BY:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: Trustee

Name: Hempleman Family Trust
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature:        Hempleman Family Trust

                  BY:  /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                     Name: Philip J. Hempleman
                     Title: Trustee

Name: Augusta Partners L.P.
Address:   622 Third Avenue, New York, New York 10017
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03

Signature:        Augusta Partners L.P.

                  By: /s/ Howard Singer
                  -----------------------------------------------------------
                     Name: Howard Singer
                     Title: General Partner

Name:  Ardsley Offshore Fund Ltd.
Address:  Romasaco Place, Wickhams Cay I, Roadtown Tortola,
          British Virgin Islands
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03
Signature:        Ardsley Offshore Fund, Ltd.

                  By: /s/ Neil Glass
                  -----------------------------------------------------------
                     Name: Neil Glass
                     Title: Vice President and Administrative Manager

Name: Marion Lynton
Address:  961 Senimore Road, Larchmont, NY 10538
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   02/04/03-02/05/03
Signature:

                      /s/ Marion Lynton
                  -----------------------------------------------------------
                     Name: Marion Lynton












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